Exhibit 5.1

April 2, 2007

Dynegy Acquisition, Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Dynegy Inc. (formerly named Dynegy Acquisition, Inc.), a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the offering and sale from time to time of (i) up to 43,085,419 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Common Stock”), pursuant to the applicable employment benefit plans of Dynegy Inc., an Illinois corporation (“Dynegy”), listed on Exhibit A hereto (the “Plans”), which the Company has agreed to assume under the terms of the Plan of Merger, Contribution and Sale Agreement (the “Merger Agreement”), dated as of September 14, 2006, by and among the Company, Dynegy, Falcon Merger Sub Co., an Illinois corporation and a wholly owned subsidiary of the Company (“Merger Sub”), LSP Gen Investors, L.P., a Delaware limited partnership, LS Power Partners, L.P., a Delaware limited partnership, LS Power Equity Partners PIE I, L.P., a Delaware limited partnership, LS Power Associates, L.P., a Delaware limited partnership, and LS Power Equity Partners, L.P., a Delaware limited partnership, and (ii) (a) up to $35,000,000 in deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company to be offered or sold under Dynegy’s Deferred Compensation Plan (the “Deferred Compensation Plan”), (b) up to $1,800,000 in the Deferred Compensation Obligations of the Company to be offered or sold under Dynegy’s Deferred Compensation Plan for Certain Directors (“Directors Deferred Compensation Plan”) and (c) an indeterminate aggregate principal amount of interests to be offered or sold (the “Plan Interest Obligations,” and together with Deferred Compensation Obligations, to the extent constituting securities under the Act, the “Obligations” and, together with the Shares, the “Securities”) under the Plans listed on Exhibit B hereto (the “Plan Interests Obligations Plans,” together with the Deferred Compensation Plan and the Directors Deferred Compensation Plan, the “Obligations Plans”), all on the terms to be determined at the time of each offering.

Dynegy Inc.

April 2, 2007

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

In rendering this opinion we have assumed that, with respect to any of the Securities, (i) prior to the issuance thereof, (A) the Registration Statement will have become effective under the Act and such effectiveness shall not have been terminated, and (B) the transactions contemplated by the Merger Agreement (the “Merger Agreement Transactions”) will have been consummated, and (ii) such Securities will be issued and sold in compliance with applicable United States federal and state securities Laws and pursuant to and in the manner stated in the Registration Statement and the applicable prospectus, (iii) at the time of the issuance of such Securities, the Company will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of incorporation and the Company will have the necessary corporate power and due authorization, (iv) the terms of such Securities and of their issuance and sale will be established in conformity with and so as not to violate, or result in a default under or breach of, any applicable law or any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company and in Conformity with the applicable Plan, and (v) if such Securities constitute Obligations, (A) such Obligations are evidenced by a writing that, to the extent applicable, constitutes the legal, valid and binding obligation of each party thereto other than the Company, enforceable against such party in accordance with its terms and (B) the Trust Indenture Act of 1939 does not apply to such Obligations.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	With respect to the Shares, when (i) the issuance of such Shares pursuant to any Plan, the terms of the offering thereof and related matters have been duly authorized and approved by the board of directors of the Company or a duly authorized committee thereof (the “Board”) and (ii) such Shares have been duly issued and delivered in accordance with such terms established by the Board and such Plan (and any option agreement or other instrument pursuant thereto) upon receipt by the Company of adequate consideration therefor (assuming in each case the consideration received by the Company is at least equal to $.01 per share), such Shares will be duly authorized and validly issued and will be fully paid and non-assessable; and

2.

With respect to the Obligations, when (i) the issuance of such Obligations pursuant to any Obligations Plan, the terms of the offering thereof and related matters have been duly authorized and approved by the Board and (ii) such Obligations have been duly issued and delivered in accordance with such terms established by the Board and such Obligations Plan (and any agreement or

Dynegy Inc.

April 2, 2007

other instrument pursuant thereto) upon receipt by the Company of adequate consideration therefor, such Obligations will be valid and binding obligations of the Company.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (the “Laws”) of the General Corporate Law of the State of Delaware and, solely with respect to the Obligations, the Laws of the State of Texas, and we have assumed that each Obligations Plan will be governed by and construed in accordance with such Laws.

B.	With respect to the opinion in paragraph 2 above, the matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing, (iv) the power of the courts to award damages in lieu of equitable remedies, and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

C.	This law firm is a registered limited liability partnership organized under the laws of the State of Texas.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

EXHIBIT A

PLANS

Dynegy Inc. Amended and Restated Employee Equity Option Plan

Dynegy Inc. Amended and Restated 1991 Stock Option Plan

Illinova Corporation 1992 Long-Term Incentive Compensation Plan

Dynegy Inc. 1999 Long-Term Incentive Plan

Dynegy Inc. 2000 Long-Term Incentive Plan

Dynegy Inc. 2001 Non-Executive Stock Incentive Plan

Dynegy Inc. 401(K) Savings Plan

Dynegy Inc. 2002 Long Term Incentive Plan

Dynegy Inc. Deferred Compensation Plan

Dynegy Inc. Deferred Compensation Plan for Certain Directors

Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan)

Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement)

Dynegy Northeast Generation, Inc. Savings Incentive Plan1

[1]

Although the Company has assumed the Dynegy Northeast Generation, Inc. Savings Incentive Plan (the “DNG Plan”), no opinion is given with respect to any shares to be issued under the DNG Plan since the DNG Plan is an open market purchase plan, and thus, there is no original issuance of shares involved in the DNG Plan. Under the Registration Statement, the Company registers 100,000 shares of Common Stock issuable pursuant to the DNG Plan.

EXHIBIT B

PLAN INTERESTS OBLIGATIONS PLANS

Dynegy Northeast Generation Inc. Savings Incentive Plan

Dynegy Inc. 401(K) Savings Plan

Dynegy Midwest Generation, Inc. 401(k) Savings Plan (formerly the Illinois Power Company Incentive Savings Plan)

Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement (formerly the Illinois Power Company Incentive Savings Plan for Employees Covered under a Collective Bargaining Agreement)

Dynegy Inc. Deferred Compensation Plan

Dynegy Inc. 2001 Non-Executive Stock Incentive Plan